Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 11, 2008, with respect to the consolidated financial statements of Dendreon Corporation and the effectiveness of internal control over financial reporting of Dendreon Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission, included in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-151573) and related prospectus of Dendreon Corporation for the registration of $300,000,000 of common stock, preferred stock, warrants, and debt securities.
/s/ ERNST & YOUNG LLP
Seattle, Washington
August 8, 2008